Exhibit 10.7

August 21, 2012

First PacTrust Bancorp, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, CA 92612

Re:	Agreement and Plan of Merger by and between First PacTrust Bancorp, Inc. (“Buyer”) and The Private Bank of California (the “Company”)

Ladies and Gentlemen:

In consideration of the expenses and other obligations Buyer will incur in connection with the Agreement and Plan of Merger, by and between Buyer and the Company, dated as of August 21, 2012 (as may be amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), and in order to induce Buyer to execute the Merger Agreement and to proceed to incur such expenses, Richard M. Pachulski, individually and as Trustee of the Richard and Dana Pachulski Living Trust Dated September 30, 2003 (“Shareholder”) hereby agrees as follows (capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement):

1. Shareholder represents and warrants that, as of the date of this letter agreement Shareholder has, and at all times during the term of this letter agreement will have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to dispose of, that number of shares of the common stock of the Company, no par value (the “Common Stock”), as set forth on Annex A hereto (such shares, together with all additional shares of Common Stock and all additional options, warrants and other rights to acquire shares of Common Stock that such Shareholder may acquire from and after the date hereof, including through any stock split, split-up, stock dividend or distribution, combination, merger, consolidation, reorganization, recapitalization or similar transaction with respect to shares of Common Stock, the “Shares”), with no restrictions, limitations or qualifications on Shareholder’s rights of disposition pertaining to the Shares, except as provided herein. Shareholder agrees, until the Expiration Date, that Shareholder shall notify Buyer promptly in writing of changes in the number of Shares owned beneficially or of record by Shareholder. “Expiration Date” means the earliest of (a) the Effective Time, and (b) the date that the Merger Agreement is terminated in accordance with its terms.

2. Shareholder agrees, until the Expiration Date, that, without the prior written consent of Buyer, other than pursuant to the Merger, Shareholder shall not directly or indirectly, sell (including short sell), transfer, pledge, assign, tender, encumber, grant a participation interest in, hypothecate or otherwise dispose of, including by gift (collectively, “Transfer”), or enter into any contract, arrangement or understanding with respect to a Transfer of, the Shares. Except as provided hereunder, Shareholder shall not, and shall not permit any Person under Shareholder’s control or any of Shareholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such contract, arrangement or understanding. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s).

3. Until the Expiration Date (in the case of clauses (a), (b) (c)(ii) and (c)(iii) below) and, except as Buyer may otherwise agree, at the Company Shareholders Meeting and at any other meeting of Company shareholders, however called, and on every action or approval by written consent of shareholders of the Company, Shareholder shall vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, the Shares (whether or not any action described below is recommend by the board of directors of the Company; provided that nothing in this letter agreement shall prevent Shareholder from discharging Shareholder’s fiduciary duties as a director or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust of the Company):

(a) in favor of the approval of the Merger, and the approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement, in favor of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders meeting is held and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Merger; and

(c) against (other than the transactions contemplated by the Merger Agreement): (i) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction; (ii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (iii) any amendment or other change in the Company’s articles of incorporation or bylaws, except in the case of clauses (ii) and (iii), if otherwise specifically provided in the Merger Agreement or approved in writing by Buyer.

4. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. Prior to the Expiration Date, Shareholder shall not enter into any voting arrangement other than this letter agreement, directly or indirectly, with respect to the Shares.

5. From time to time, at Buyer’s reasonable request and without further consideration, Shareholder shall cooperate with Buyer to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this letter agreement. Without limiting the foregoing, Shareholder hereby (a) authorizes Buyer to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Shareholder’s identity and ownership of the Shares, the nature of Shareholder’s obligations under this letter agreement and any other information that Buyer reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Buyer and any information Buyer may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Buyer of any required corrections with respect to any information supplied Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

6. Shareholder hereby acknowledges that Shareholder is bound by the restrictions set forth in Section 6.9 of the Merger Agreement.

7. Shareholder represents, warrants and covenants to Buyer:

(a) The number of shares set forth on Annex A hereto are the only shares of Common Stock beneficially owned by Shareholder as of the date of this letter agreement. Except as set forth on Annex A, there are no agreements or arrangements of any kind, contingent or otherwise, to which Shareholder is a party obligating Shareholder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) There exists no condition, requirement state of facts (including in connection with any contract or litigation) that would prevent or materially impede, or could reasonably be expected to prevent or materially impede, Shareholder from performing in full its obligations under this letter agreement.

(c) Shareholder has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder.

(d) This letter agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and legally binding agreement of Shareholder, enforceable against the undersigned in accordance with its terms and, except as otherwise specifically set forth herein, no other action is necessary to authorize the execution and delivery by Shareholder or the performance of its obligations hereunder. If Shareholder is married and any of the Shares constitute community property or spousal approval is otherwise necessary for this letter agreement to be legal, binding and enforceable, this letter agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, Shareholder’s spouse, enforceable in accordance with its terms.

(e) None of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares, except as provided hereunder.

(f) Shareholder has had the opportunity to review the Merger Agreement and this letter agreement with counsel of his, her or its own choosing. Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this letter agreement.

Shareholder agrees to notify Buyer of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in this Section 7.

8. Shareholder hereby irrevocably waives (on behalf of itself and each of its Affiliates (other than the Company and its Subsidiaries)), any and all claims and/or causes of action (derivative or otherwise) and any rights of appraisal or rights to dissent from the Merger that Shareholder or any such Affiliate may have, either currently or in the future, against the Company or any of the Company’s former or current officers, directors, shareholders, affiliates, employees and agents (the “Company Persons”) resulting from, or arising in connection with, any act or omission by any Company Person directly in connection with the Merger Agreement or the consummation of the Merger, the negotiation of the terms thereof and/or the other agreements, documents and instruments to be executed in connection therewith; provided that this Section 8 shall in no way limit Shareholder’s rights under Section 6.7 of the Merger Agreement or any other rights to indemnification (and related reimbursement), in law or by contract, that such Shareholder has with respect to Company or any of its Subsidiaries.

9. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

10. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.

11. Except as otherwise provided herein, this letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

12. This letter agreement may not be assigned without the prior written consent of the other party and may not be amended or waived except in writing. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. The undersigned acknowledges that Buyer will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, Buyer shall have the right to enforce this letter agreement by specific performance or injunctive relief.

14. Any term or provision of this letter agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction, and if any provision of this letter agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

15. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely within such state. The parties to this letter agreement (a) irrevocably submit to the personal jurisdiction of any court of the State of California or any court of the United States located in the State of California with respect to any dispute arising out of this letter agreement or the transactions contemplated by this letter agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.

16. Shareholder hereby agrees to serve as Chairman of the Buyer Advisory Committee, to be formed upon the closing of the Merger.

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Very truly yours,

/s/ Richard M. Pachulski

RICHARD M. PACHULSKI, TRUSTEE OF THE

RICHARD AND DANA PACHULSKI LIVING

TRUST DATED SEPTEMBER 30, 2003

(144,000 shares of common stock of which 66,000

shares are pledged to East West Bank)

/s/ Richard M. Pachulski

RICHARD M. PACHULSKI

(65,340 vested stock options)

[Signature Page to Voting and Support Agreement]

Accepted and Agreed:

FIRST PACTRUST BANCORP, INC.

By:	/s/ Steven A. Sugarman
Name: Steven A. Sugarman Title: Authorized Person

Dated: August 21, 2012

[Signature Page to Voting and Support Agreement]

Annex A

Shareholder	Shares beneficially owned	Shares subject to options, warrants and other rights to acquire shares
Richard M. Pachulski, Trustee of the Richard and Dana Pachulski Living Trust Dated September 30, 2003	144,000	66,000 (pledged to East West Bank)
Richard M. Pachulski		65,340 (vested stock options)